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                                                                      Exhibit 23



June 25, 1999

The Board of Directors
American Energy Services, Inc.

In connection with our audits of the financial statements of American Energy Services, Inc. as of February 28, 1999, 1998, and 1997, and for each of the three years in the period ended February 28, 1999, which financial statements are included in the Form 10-KSB, we have also audited the financial statement schedules listed in Item 14 herein.

In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


/s/  Simonton, Kutac, & Barnidge, L.L.P.

Simonton, Kutac, & Barnidge, L.L.P.